Exhibit 10.23

2015

Annual Incentive Plan

(AIP)

2015 Annual Incentive Plan (AIP)

As part of our accountable and performance-based culture, Atkore International Inc. (the “Company”) is providing a 2015 Annual Incentive Plan (the “Plan”) to allow eligible employees the opportunity to share in the Company’s success and reward them for their individual contributions. Awards are made in cash, according to eligibility. This document is intended to provide participants with a summary of certain key terms and conditions of the Plan.

Plan Highlights:

•	Bonus award opportunity to reinforce a performance culture:

➢	A combination of Company performance and a participant’s individual performance determines the pay-out opportunity.

➢	The greater the Company’s results, the greater the pay-out opportunity.

➢	Personal performance may adjust the award up or down.

•	Award opportunity is linked to Company financial objectives:

➢	Financial Factors have been determined for the Company, and specific Business Units and functions (Award Groups), where applicable.

•	2015 AIP Factors:

➢	Financial Factors

–	Economic EBITDA (Company and/or Business Unit)

–	Working Capital Days Achievement (Company or Business Unit)

–	Other approved financial factors that provide a closer line of sight to the participant’s specific business unit, sub business unit, plant or sales region. Examples of these financial factors include but are not limited to:

•	Sales Volume

•	Gross Margin Net Sales

•	Conversion Costs

•	Freight Costs

•	Days on Hand

•	Volume/Tons

➢	A Personal Performance Factor (PPF) will be used to adjust a participant’s payout up or down based on the participant’s performance against specific objectives during the fiscal year. The PPF ranges from 0-200%.

•	Financial Factor Weighting and Pay out:

➢	Each financial factor is assigned a weighting. The total of all weightings must sum to 100%.

➢	Example:

Atkore International E-EBITDA	75%
Atkore International WCD	25%

➢	Minimum and maximum threshold values are identified, along with corresponding payout percentages.

➢	Payouts are then calculated based on the financial factors weighting and payout percentage.

➢	Performance under the minimum threshold will result in no AIP payment for that financial factor.

➢	Once this calculation is completed, the participant’s PPF factor will then be applied for a final payout result. The participant’s 2015 AIP pay out may be modified based on their performance against specific objectives that are set during the 2015 fiscal year. The AIP pay out can be increased or decreased based on the Company’s assessment of the participant’s performance against those specific individual objectives.

➢	Pay out Curve Table:

Financial Factor Achievement Percentage	80%	Target	125%
Atkore International Economic EBITDA Payout Percentage	50%	100%	Uncapped
Sub-Business Unit Economic EBITDA Payout Percentage	50%	105%	200%
Region Economic EBITDA Payout Percentage	50%	105%	200%
Plant Economic EBITDA Payout Percentage	50%	105%	200%
Sales (Margin, Tons, Volume, Coils or Feet) Payout Percentage	50%	100%	200%
All other dollar targets	50%	100%	200%

Financial Factor Achievement Percentage	75%	Target	125%
Business Unit Economic EBITDA Payout Percentage	50%	120%	Uncapped

Financial Factor Achievement Percentage	70%	Target	125%
Sub-Business Unit CRU Spread	50%	100%	200%

Financial Factor Achievement Percentage	105%	Target	92%
Atkore International Working Capital Days Payout Percentage	50%	100%	Uncapped
Business Unit Working Capital Days Payout Percentage	50%	100%	Uncapped
Sub-Business Unit Working Capital Days Payout Percentage	50%	100%	200%
Region Working Capital Days Payout Percentage	50%	100%	200%
Plant Conversion Cost Payout Percentage	50%	100%	200%
Plant Days on Hand (DOH) Payout Percentage	50%	100%	200%
Plant Days Sales Outstanding (DSO) Payout Percentage	50%	100%	200%
All other day related targets	50%	100%	200%

How the Plan Works:

Timing

The 2015 Annual Incentive Plan covers the performance period corresponding to the Company’s 2015 fiscal year, which runs September 27, 2014 through September 25, 2015 (the “Plan Year”). Pay-out is made after the Company determines the extent to which it achieved its performance goals and the participant’s individual performance has been evaluated. The Compensation Committee of the Board of Directors reviews and approves final pay out parameters, and pay-out is intended to be paid no later than 90 days from the end of the fiscal year under review.

Eligibility

This program is intended for key contributors who play a vital role in helping the Company achieve its financial, business and strategic goals. Eligibility is generally based on select job positions. The Company reserves the right to modify eligibility criteria, in its sole discretion, as it deems appropriate. In order to be eligible for an AIP bonus payment, a participant: (a) must be an active employee of the Company or one of its subsidiaries on the date of pay out, and (b) must have worked in an AIP eligible position for at least two (2) continuous months during the Plan Year (i.e., eligible new hires must commence work prior to August 1, 2015).

Pay-outs will be prorated for employees who work less than 12 months in an AIP eligible position. For example if an employee works 2 months in an AIP eligible position, pay out would be 2/12 of the actual plan pay out.

¿	It is a condition of payment that the participant is an active employee on the date of pay out, unless the reason is due to death, retirement, a reduction in force or position elimination.

¿	Employees who retire, die, or are terminated in a reduction in force or due to position elimination during the Plan Year are eligible for a prorated 2015 bonus pay out, payable at the same time as all other AIP payments are made.

¿	Employees on that are on a leave of absence at the time of payment will not be eligible for an AIP payment.

¡	If you were on leave during the year, the AIP payment will be pro-rated based on the time you worked in that year.

Award Groups

Corporate:    Participants in corporate and/or global staff functions.

Business Unit:    Participants in a specific Business Unit and related staff are assigned to the award group for that Business Unit, such as:

•	Allied Tube & Conduit

•	AFC Cable

•	Plastic Pipe & Conduit (PPC)

•	Metal Framing & Cable Management (MFCM)

Human Resources & the Executive Leadership Team will make the final determination of assignment of employees into Award Groups.

Award Group Changes:    Participants who change Award Groups during the course of the 2015 Plan Year will have their AIP bonus opportunity determined as follows:

•	Greater than six months assigned to an Award Group — the entire Award Group portion of the bonus opportunity will be calculated based upon that Award Group’s business results.

•	Six months assigned equally between two Award Groups — the Award Group portion of the bonus opportunity will be calculated equally based on each respective Award Group’s results.

•	Less than six months assigned to all Award Groups — the entire Award Group portion of the bonus opportunity will be calculated based upon where the majority of your time was spent.

Target Incentive

Target incentive is a specific percentage or dollar amount which varies by participant. If the incentive target changes during the first quarter of the fiscal year, the participant’s bonus will be based 100% on the new target. If the incentive target changes during the 2nd or 3rd fiscal quarter, the participant’s bonus will be calculated based upon a combination of prior & new targets. If the incentive target changes during the last fiscal quarter, the bonus will be based upon the prior incentive target.

Eligible Compensation

Eligible compensation is the employee’s annual base salary as of August 1, 2015, prorated for the number of days eligible during the Plan Year.

Discretionary Bonus:

All pay-outs under the 2015 Plan are discretionary and subject to the final approval of the Atkore CEO and the Compensation Committee of the Atkore Board of Directors. The CEO and Compensation Committee reserve the right to amend, suspend or terminate any or all provisions of the Plan in its sole discretion. The CEO and Compensation Committee have the discretionary authority to deny or increase any or all payments under the Plan, regardless of whether the targets are achieved, if such action is determined to be in the best interest of the Company.

Final Benefit Determination:

The Company retains the sole and absolute authority to resolve all questions regarding the administration, interpretation and application of the Plan. This authority includes construing any provision of the Plan and determining the eligibility of an individual to participate in or receive any pay out under the Plan. The Company’s determination will be conclusive and binding on all Plan participants.

This Plan does not constitute a contract of any kind and does not limit the right of the Company or its subsidiaries to terminate any employee, or otherwise alter the participant’s status as an at-will employee. Participation in the 2015 Plan does not guarantee a participant’s continued participation in the Plan in future years.

Proprietary Information:

The 2015 Plan Summary constitutes confidential and proprietary Company information. Distribution of this Plan Summary is limited to Plan participants, Company executive management and Company HR representatives. Distribution outside of this group is strictly prohibited.

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